Exhibit 10.1

RETENTION BONUS AGREEMENT
This RETENTION BONUS AGREEMENT (this “Agreement”) is entered into as of [_______], 2013, by and between CPG Finance, Inc., a Delaware corporation (the “Company”) and [________] (“Employee”), on the following terms and conditions:
WHEREAS, the Company and Employee are parties to (a) that certain Grant Agreement(s), attached hereto for reference as Schedule I, dated as of the date(s) set forth thereon, pursuant to which Employee was granted options to acquire Non-Voting Common Stock of the Company (the “Options”) on the terms provided therein (the “Option Grant Agreement”) and (b) that certain Bonus Agreement dated as of [DATE] pursuant to which Employee was to receive a cash bonus upon satisfaction of the terms provided therein (the “Bonus Agreement”).
WHEREAS, the Company and Employee desire to cancel (a) the Options granted pursuant to the Option Grant Agreement and (b) any remaining unpaid bonus payable pursuant to the Bonus Agreement, in each case in consideration for the Employee’s receipt of the Bonus as provided in this Agreement.
NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.
The Company shall pay Employee a cash bonus (payable as set forth herein) (the “Bonus”) in an aggregate amount of [$__] subject to the satisfaction of the terms and conditions provided herein. Employee agrees and acknowledges that Employee will not be entitled to receive any portion of the Bonus if at the time such portion of the Bonus is payable Employee (i) is no longer an employee, for whatever reason, of the Company, SCPack Holdings Sarl and Partners SCA, or any of their subsidiaries (collectively, the “Company Group”), or (ii) breaches or violates any of the terms or provisions of this Agreement, the Option Grant Agreement, or any grant agreement whereby the Company or any of its affiliates in the future grants options or other securities to Employee, which such breach or violation, if capable of being cured, is not cured within the applicable cure period, if any, as may apply to such breach including as may be contained in the definition of Cause (as defined below); provided, that, Employee shall be eligible to receive the portion of the Bonus described in Section 2(f) following Employee’s termination of employment due to Employee’s death, Disability (as defined below) or an involuntary termination of Employee’s employment by the Company without Cause [or due to the Employee’s termination for Good Reason] (as defined below).

2.	The Bonus shall be payable, subject to the terms hereof as follows:

(a)	Within ten (10) days after the date hereof, the Company shall pay Employee a portion of the Bonus in an amount equal to [$__].

(b)	Within ten (10) days after July 1, 2014, the Company shall pay Employee a portion of the Bonus in an amount equal to [$__] so long as Employee is an employee of the Company Group through July 1, 2014.

(c)	Within ten (10) days after July 1, 2015, the Company shall pay Employee any remaining unpaid portion of the Bonus so long as Employee is an employee of the Company Group through July 1, 2015.

(d)
If Employee is an employee of the Company Group on the date immediately preceding a Change in Control (as defined below), as soon as practicable after the occurrence of a Change in Control, but in no event later than 30 days following a Change in Control, the Company shall pay Employee (regardless of whether Employee is then employed by the Company Group on the payment date) any unpaid portion of the Bonus.

(e)
For purposes of this Agreement, “Change in Control” shall mean (i) any consolidation, merger or other transaction in which the Company is not the surviving entity (other than any such transaction for the purpose of changing the Company’s domicile or form of organization) or which results in the acquisition of all or substantially all of the outstanding shares of the Company’s common stock (“Company Common Stock”) by a single person or entity or by a group of persons or entities acting in concert or (ii) any sale or other transfer or disposition of all or substantially all of the Company’s assets (excluding, however, for this purpose any real estate “sale-lease back” transaction); provided, however, that the term “Change in Control” shall not include transactions either (x) with affiliates of the Company or Sun Capital Partners, Inc. (“Sun”) (as determined by the Company’s Board of Directors in its sole discretion), (y) pursuant to which more than fifty percent (50%) of the shares of voting stock of the surviving or acquiring entity is owned and/or controlled (by agreement or otherwise), directly or indirectly, by Sun or its affiliates, or (z) in connection with which the consideration paid to the Company or to its stockholders, as the case may be, does not consist primarily of cash (as determined by the Company’s Board of Directors in its sole discretion); provided, further, however, that a transaction shall not constitute a Change in Control unless the transaction also constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations or other published guidance (including, without limitation, Treasury Regulation Section 1.409A-3) promulgated thereunder.

(f)
Notwithstanding the foregoing, in the event of the Employee’s termination of employment on or following the date hereof by the Company Group without Cause [, by the Employee for Good Reason] or as a result of the Employee’s death or Disability, the Employee shall be entitled to receive payment of the remaining amount of any unpaid portion of the Bonus, to be paid within thirty (30) days following the date of such termination. [For purposes of this Agreement, “Cause” and “Disability” shall have the meaning given each such term in the Company’s 2005 Stock Option Plan, attached hereto for reference as Schedule II.] [For purposes of this Agreement, “Disability” shall have the meaning given such term in the Company’s 2005 Stock Option Plan, attached hereto for reference as Schedule II, and “Cause” and Good Reason” shall have the meanings given such terms in the Separation Benefit Agreement, attached hereto for reference as Schedule III, dated as of the date set forth thereon (the “Separation Benefits Agreement”).]

3.
The Option Grant Agreement and the Bonus Agreement are hereby canceled and the Employee shall have no further rights under either such agreement; provided, however that the Company and Employee acknowledge and agree that the covenants and agreements set forth in Annex A to the Option Grant Agreement shall survive in accordance with their terms and are incorporated by reference into this Agreement, and further acknowledge that the Bonus being granted herein constitutes adequate and sufficient consideration in support of the continuance of such covenants and agreements.

4.
Employee acknowledges that (i) the Company is controlled, indirectly, by Sun, (ii) the Company’s board of directors is composed of officers, directors, employees and affiliates of Sun, (iii) the Employee has received certain disclosure information with respect to the Company in connection with the Employee’s decision to enter into this Agreement (the “Disclosure Statement”), (iv) Sun and the Company may have, and later may come into possession of, information with respect to the Company’s common stock that is not known to Employee and that may be material to a decision to accept or sell stock in the Company that could have been obtained by exercising the Options, other than the information contained in the Disclosure Statement or required under applicable securities law to be disclosed to Employee (the “Information”), (v) Employee has decided to enter into the transactions contemplated by this Agreement notwithstanding Employee’s lack of knowledge of the Information and (vi) none of Sun nor the Company shall have any liability to Employee and Employee waives and releases any claims that Employee might have against Sun or the Company or any of their respective officers, directors, representatives or affiliates, whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Information in connection with the transactions contemplated hereby. EMPLOYEE HEREBY ACKNOWLEDGES THAT ANYTIME AFTER THE DATE HEREOF ANY OF SUN

OR THE COMPANY OR THEIR RESPECTIVE AFFILIATES MAY SELL THE NON-VOTING COMMON STOCK THAT COULD HAVE BEEN OBTAINED BY EXERCISE OF THE OPTIONS OR SIMILAR EQUITY SECURITIES OF THE COMPANY OR A PARENT THEREOF, OR ISSUE DIVIDENDS UPON SUCH SHARES, IN EACH CASE FOR CONSIDERATION SIGNIFICANTLY HIGHER THAN THE CONSIDERATION BEING PAID TO EMPLOYEE AS A BONUS PURSUANT TO THIS AGREEMENT, AND EMPLOYEE AGREES THAT EMPLOYEE SHALL HAVE NO “LOOK BACK” OR SIMILAR RIGHTS.

5.
In consideration for Company’s grant of the Bonus, Employee, for and on behalf of Employee and Employee’s heirs, dependents, executors, administrators, trustees, legal representatives, agents, successors and assigns (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally releases, acquits and forever discharges the Company all of its past, present and/or future subsidiaries, divisions, affiliates, employee benefit plans, successors and assigns and all of its or their past, present and/or future shareholders, officers, managers, partners, directors, employees, agents, representatives, attorneys, affiliates, predecessors, successors, assigns, as applicable, and all other persons acting by, through, under, or in concert with any of them (collectively, the “Releasees”), from and against any and all actions, causes of action, suits, debts, liens, contracts, agreements, obligations, promises, liabilities, claims, rights, demands, damages, controversies, losses, costs, and expenses (including attorneys’ fees) of any and all kinds, whether known or unknown, suspected or unsuspected, or fixed or contingent (collectively, the “Claims”), which the Releasing Parties now have, own, hold, or claim to have, own, or hold, or at any time heretofore had, owned, held, or claimed to have, own, or hold, against the Releasees, or any of them in connection with or in any manner related to, or arising under the Option Grant Agreement or the Bonus Agreement.

6.
The permitted payment events specified in Section 1 and 1 are intended to comply with or be exempt from the requirements of Section 409A(a)(2) of the Code. The Company may make any changes to this Agreement it determines in its sole discretion are necessary to comply with or be exempt from the provisions of Code Section 409A and any final, proposed, or temporary regulations or any other guidance issued thereunder without the consent of Employee.

7.
The Company, or its designated paying agent, may withhold from any amounts payable to Employee under this Agreement such foreign, federal, state, local and other taxes as may be required to be withheld pursuant to any applicable law or regulation. Other than in respect of amounts withheld in accordance with the preceding sentence, Employee agrees and acknowledges that Employee is solely responsible for all of the tax obligations and consequences stemming from the Agreement (including, without limitation, any tax consequences arising under Section 409A of the Code) and that the Company has no responsibility for any such tax obligations or consequences.

8.
This Agreement is legally binding on the parties and their respective successors and assigns. It may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes and preempts any prior written or oral agreements, understandings, or representations with respect thereto[, other than the Separation Benefits Agreement]. Notwithstanding the foregoing, the restrictive covenants and other obligations referenced in Section 3 are independent of, supplemental to and do not modify, supersede or restrict (and shall not be modified, superseded by or restricted by) any non-competition, non-solicitation, confidentiality or other restrictive covenants in any other current or future agreement unless reference is made to the specific provisions hereof which are intended to be superseded. Except as set forth herein, the terms and provisions of this Agreement cannot be terminated, modified or amended except in a writing signed by the party against whom enforcement is sought. This Agreement shall be governed by, and construed and, except as set forth in the second to last sentence of this paragraph, interpreted in accordance with, the laws of the State of Delaware, and any suit, action or proceeding arising out of or relating to this Agreement shall be commenced and maintained in any court of competent subject matter jurisdiction located in Wilmington, Delaware. In any suit, action or proceeding arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the other party, upon final judgment on the merits, all attorneys’ fees and disbursements actually billed to such party, including all such fees and disbursements incurred at trial, during any appeal or during negotiations. None of Employee’s rights under this Agreement may be transferred, assigned, pledged or encumbered. Any ambiguity with respect to any term of this Agreement or any interpretation thereof shall be resolved in the sole discretion of the Company’s Board of Directors. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (I) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (II) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.
Employee agrees and acknowledges that nothing in this Agreement shall confer upon Employee any right to continue in the employ of the Company or any of its subsidiaries or affiliates, or interfere in any way with any right of the Company or any of its subsidiaries or affiliates to terminate such employment at any time for any reason whatsoever (whether for cause or without cause) without liability to the Company or any of its subsidiaries or affiliates under this Agreement, except as may be specifically provided in this Agreement. The Bonus granted hereunder will not be deemed to create a trust or other funded arrangement. The Employee’s rights with respect to the Bonus will be those of a general unsecured creditor of the Company, and under no circumstances will Employee have any other interest in any asset of the Company by virtue of the award of the Bonus hereunder.

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IN WITNESS WHEREOF, the parties have executed this Bonus Agreement as of the date first above written.

Accepted and Agreed:	CPG FINANCE, INC.
By:
[EMPLOYEE]		Name:
Title:

Signature Page to Retention Bonus Agreement